Exhibit 10.(iii)25


                                                                    May 10, 2002


PERSONAL & CONFIDENTIAL


BY HAND

Mr. Allan R. Page
6 Gaskin Road
Poughkeepsie, NY 12601

Dear Allan:

      This letter sets forth the agreement reached concerning your retirement and separation of employment from CH Energy Group, Inc., including its subsidiary and affiliated corporations, and their respective successors, assigns, representatives, agents, attorneys, shareholders, officers, directors and employees (hereinafter, these persons and entities are referred to individually and collectively as "the Company").

      Allan, the terms and provisions of this letter agreement (this "Agreement") are important, and we advise and encourage you to consult with an attorney before signing it.

      You and the Company hereby agree as follows:

      1. Your retirement from the Company will be effective as of Thursday, August 1, 2002. Your employment with the Company will end effective as of Wednesday, July 31, 2002. Provided you execute and return this Agreement to Joseph J. DeVirgilio, Jr., by 5 P.M. on Wednesday, June 5, 2002, the Company will provide you with the following separation package.

      The Company will provide you or your estate with three lump sum payments totaling $530,000 in the aggregate. These three payments, less applicable withholdings, will be made as follows: (i) $230,000 on or before June 15, 2002;
(ii) $200,000 on or before January 15, 2003; and (iii) $100,000 on or before June 15, 2003.

Mr. Allan R. Page                      2                            May 10, 2002


            With the end of your employment on July 31, 2002, you will be a retired employee under the Central Hudson Gas & Electric Corporation's retiree health insurance program, subject to the terms of that program (the "Retiree Health Insurance Program"). The Company will pay 100% of the costs for health insurance coverage (medical/hospitalization, dental and vision) for you and your eligible dependents under the Retiree Health Insurance Program until May 1, 2012, subject to your obligation to make a monthly contribution to the costs equal to 1.5% of your monthly single life annuity amount under the Central Hudson Gas & Electric Corporation Retirement Income Plan (the "Retirement Income Plan"), provided that for the purposes of this calculation of your monthly contribution, your aggregate annual annuity amount shall not be deemed to exceed $100,000.

            After May 1, 2012, you will continue as a retiree and you will have the same rights and obligations to receive and pay for health insurance coverage as any other Company retiree at your then age.

            The Company's obligation under this paragraph 1 to pay 100% of the costs for medical/hospitalization insurance coverage for you and your eligible dependents until May 1, 2012 shall not be dependent upon whether or not the Company continues to maintain the Retiree Health Insurance Program. If the Company does not continue to maintain the Retiree Health Insurance Program or an equivalent successor program, the Company agrees that it will pay 100% of the costs for you to obtain medical/hospitalization insurance coverage for you and your eligible dependents until May 1, 2012 that is comparable to the medical/hospitalization insurance coverage last provided to you and your eligible dependents under the Retiree Health Insurance Program.

            The Company's obligation under this paragraph 1 to pay 100% of the costs for dental and vision insurance coverage for you and your eligible dependents shall cease if the Company does not continue to maintain the Retiree Health Insurance Program or an equivalent successor program.

            The severance payments totaling $530,000 in the aggregate, and the payment of the costs for your health insurance coverage until May 1, 2012, represent full consideration for you under this Agreement.

      2. With the end of your employment on July 31, 2002, you will be a retired employee under the Retirement Income Plan, subject to the terms of the Retirement Income Plan applicable to retired employees. In accordance with applicable law, your eligible dependents will be eligible for COBRA coverage when you have a qualifying event under COBRA and will receive notification under separate cover regarding your COBRA rights.

Mr. Allan R. Page                      23                           May 10, 2002

      3. As a retiree, and subject to the terms of the Long-Term
Performance-Based Incentive Plan and applicable securities laws:

      (i) your previously granted stock options for 7,200 shares of the Common Stock of the Company will be fully vested and exercisable; these options must be exercised no later than 5 years from the date of your retirement; and

      (ii) your previously granted Performance Shares, which are currently targeted at 1,500 shares, will be fully vested; the actual number of performance shares to be granted will be determined by the performance measurement against the targeted utility index from the date of the grants through the last completed quarter prior to your retirement and will be pro-rated accordingly (e.g., 750 performance shares x 14/12 quarters x Performance Factor).

            As a retiree, and subject to the terms of the Short-Term Incentive Plan, your incentive opportunity for 2002 will be prorated for the period from January 1, 2002 through May 31, 2002, subject to the evaluation of performance against goals which evaluation will be at the sole discretion of the Board of Directors. The fact that you are no longer an employee of the Company shall not be a reason for the Board of Directors to fail to consider you for an incentive opportunity.

      4. You acknowledge and agree that the payments by the Company provided for in paragraph 1 of this Agreement are payments that you would not be entitled to receive if you did not enter into this Agreement with the Company and provide the Company with the General Release and Waiver contained in paragraph 5 of this Agreement.

General Release and Waiver

      5. In exchange for the Company providing you with the consideration described above in paragraph 1 of this Agreement, you, on your own behalf and on behalf of your heirs, agents, attorneys, legal representatives and assigns, do hereby release, waive and forever discharge the Company of and from any and all claims, causes of action, obligations, demands and liabilities whatsoever, of every name and nature, both in law and at equity, known and unknown, anticipated and unanticipated, which you had, have or hereafter may have, or which any person or entity may have on your behalf, against the Company because of or arising from any matter, event or thing which has happened, developed or occurred before your execution of this Agreement, including, but not limited to, any and all claims (a) arising from or in connection with your employment with the Company, (b) arising from or in connection with your retirement from the Company and (c) arising under or in connection with the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the New York State Human Rights Law, as amended, or any federal, state or local statutes, laws or regulations.

Mr. Allan R. Page                      4                            May 10, 2002

            Without in any way limiting the general and full scope of this General Release and Waiver, you acknowledge and confirm that this General Release and Wavier covers any and all claims based on theories of contract or tort because of or arising from any matter, event or thing which has happened, developed or occurred before your execution of this Agreement, including, but not limited to, any and all claims of discrimination in employment, including, but not limited to, claims of discrimination based on age, sex, national origin, retaliation, sexual harassment, sexual orientation, race, color, religion, disability, veterans status or marital status.

            To the extent consistent with applicable law and this Agreement, you agree not to file any suit or complaint against the Company in any forum whatsoever with respect to any matter which is covered by this General Release and Waiver. Further, to the extent any such action has been or may be brought, you expressly waive your right to any form of monetary or other damages, or any form of recovery or relief in connection with such complaint or lawsuit or in connection with any action brought by a third party. You also understand that the consideration provided to you under the terms of this Agreement does not constitute an admission by the Company that it has violated any such law or legal obligation.

            Nothing in this Agreement prohibits you from seeking a determination by a court of competent jurisdiction that the General Release and Waiver in this paragraph 5 is, in whole or in part, invalid under applicable law.

            Notwithstanding the General Release and Waiver in this paragraph 5, it is understood and agreed that any and all rights you may have by virtue of your service as an employee and officer of the Company, and as a director of subsidiaries of the Company, for indemnification with respect to third-party claims and for protection with respect to third-party claims under Directors and Officers insurance coverage maintained by the Company shall survive this Agreement.

      6. In consideration of your agreement in paragraph 5 above to release and discharge the Company from any and all claims you may have against it, the Company hereby releases, waives and forever discharges you of and from any and all claims, causes of action, obligations, demands and liabilities whatsoever, of every name and nature, both in law and at equity, known and unknown, anticipated and unanticipated, which it may have against you because of or arising from any matter, event or thing which has happened, developed or occurred before its execution of this Agreement, including, but not limited to, rights arising out of or in any way connected with your employment relationship with the Company, alleged violations of any contracts, express or implied, or any tort, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by you committed or omitted prior to the date of the execution of this Agreement.

Mr. Allan R. Page                      5                            May 10, 2002

      7. Notwithstanding the General Release and Waiver contained in paragraph 5 of this Agreement and the General Release and Waiver contained in paragraph 6 of this Agreement, you and the Company each agree that the agreements, promises, commitments, representations, acknowledgements and confirmations made by you and by the Company in this Agreement survive the date of this Agreement and shall be fully effective and enforceable in the future.

      8. You will be on paid vacation from June 5, 2002 through July 31, 2002, and you will continue to participate during this vacation period in all of the Company's benefit plans and compensation programs in which you currently participate. All benefit and compensation accruals or contributions made on your behalf during or with respect to this vacation period shall not be an offset against any amount otherwise owing to you under this Agreement; provided, however, as set forth in paragraph 3 of this Agreement, your incentive opportunity for 2002 with respect to the Short-Term Incentive Plan will pertain only to the period from January 1, 2002 through May 31, 2002. During this vacation period, you will not be expected to report to work at the Company. You will have no accrued or unpaid vacation time as of July 31, 2002

      9. You hereby resign, effective as of June 5, 2002, from each and every position you hold as an officer of the Company, as a director of the Company, and as a member of committees of the Company. You acknowledge and agree that any and all change of control understandings and agreements between you and the Company, including specifically the Change of Control Employment Agreement between you and CH Energy Group, Inc., dated as of December 15, 1999, are terminated effective as of the date when this Agreement becomes effective in accordance with paragraph 17 of this Agreement, i.e., the eighth day following the date of your execution of this Agreement. The Company and you each agree and confirm that this termination of your change of control understandings and agreements, including the termination of the Change of Control Employment Agreement, dated December 15, 1999, does not arise in connection with or in anticipation of a change of control of the Company.

      10. (a) Except for the purpose of enforcing this Agreement, should that ever be necessary, or as required by applicable law in the written opinion of your legal counsel or as required by a court of competent jurisdiction, you agree that during the period commencing June 5, 2002 and concluding on May 31, 2012, you will not disclose or cause to be disclosed any confidential information or documents relating to your employment with the Company, the operations of the Company, the terms of this Agreement, or the facts and circumstances underlying this Agreement; provided, however, that you may disclose the terms of this Agreement to the following persons after you inform each such individual about the confidential nature of the information and obtain an oral assurance from each such individual that during the period commencing June 5, 2002 and concluding on May 31, 2012, he or she will receive and keep all such information in confidence: (i) your spouse; and (ii) your tax, legal and financial advisors who have a genuine need to know in connection with the performance of their duties.

Mr. Allan R. Page                      6                            May 10, 2002

      10. (b) Except for the purpose of enforcing this Agreement, should that ever be necessary, the Company agrees that during the period commencing June 5, 2002 and concluding on May 31, 2012, it will not disclose or cause to be disclosed any confidential information or documents relating to your employment with the Company, the terms of this Agreement, or the facts and circumstances underlying this Agreement to any persons other than (i) its officers, directors, employees, attorneys and accountants who have a genuine need to know in connection with the performance of their duties, or (ii) its shareholders or members of the public if such disclosure is required by applicable law in the written opinion of the Company's legal counsel or is required by a court of competent jurisdiction. To the extent the Company makes disclosure of any of such confidential information or documents to its officers, directors, employees, attorneys and accountants, it will inform each such individual about the confidential nature of the information and documents and obtain an oral assurance from each such individual that, during the period commencing June 5, 2002 and concluding on May 31, 2012, he or she will receive and keep all such information and documents in confidence.

      10. (c) You agree that during the period commencing June 5, 2002 and concluding on May 31, 2012, you will not make any disparaging or derogatory statements to anyone, whether oral or written, with respect to the Company, including, but not limited to, statements with respect to the Company's products or services or with respect to any of the Company's current or former officers, directors, employees, attorneys and accountants.

      10. (d) The Company agrees that during the period commencing June 5, 2002 and concluding on May 31, 2012, CH Energy Group, Inc. will not issue any disparaging or derogatory written statements about you to the public or to the employees of the Company. In addition, the Company will orally inform the officers and directors of CH Energy Group, Inc. about this commitment not to issue any disparaging or derogatory written statements about you to the public or to the employees of the Company, and the Company will obtain an oral assurance from each officer and director of CH Energy Group, Inc. that, during the period commencing June 5, 2002 and concluding on May 31, 2012, he or she will not make any oral or written disparaging or derogatory statements about you to the public or to the employees of the Company.

      11. You agree that during the period commencing June 5, 2002 and concluding on December 31, 2003, you will not directly or indirectly (i) solicit or induce any employee of the Company to terminate his or her employment with the Company or to become employed elsewhere, (ii) solicit or induce away from the Company, or cause to be solicited or induced away from the Company, any business from any of the Company's customers, clients or accounts or (iii) have any enterprise or have any relationship (e.g., employee, advisor, consultant, partner, shareholder or otherwise) with any electric utility, gas utility or oil distribution business that competes in any direct manner with any current business activity of the Company; provided, however, that this commitment does not prohibit you from owning less than 1% of any class of outstanding

Mr. Allan R. Page                      7                            May 10, 2002

stock of a corporation that is listed on a national securities exchange or is regularly traded on a national over-the-counter market.

      12. You acknowledge and agree that if you violate any of the terms of this Agreement, in addition to any other remedy that the Company may have in law or in equity, and if the Company so elects, from the date of your violation forward, the Company shall have no further obligation under this Agreement.

      13. You acknowledge and agree that should you breach any aspect of paragraph 10 (a), paragraph 10 (b), or paragraph 11 of this Agreement, the Company will suffer immediate and irreparable harm and that money damages will be inadequate to preserve and protect the status quo. In the event that a court of competent jurisdiction finds that you have breached any aspect of paragraph 10 (a), paragraph 10 (b), or paragraph 11 of this Agreement, you agree that the Company will be entitled, in addition to other remedies it may have, to injunctive relief enforcing this Agreement. In the event that a court of competent jurisdiction finds the Company has demonstrated a likelihood of success on the merits of a claim by the Company that you have breached any aspect of paragraph 10 (a), paragraph 10 (b), or paragraph 11 of this Agreement, you agree that the Company will be entitled, in addition to other remedies it may have, to temporary restraining order protection and preliminary injunctive relief enforcing this Agreement.

      14. You have informed the Company that you would like to use the office space identified as Suite B on the second floor of 110 Main Street, Poughkeepsie, NY (the "Subject Space") for your own business activities. The Company has a lease for this Subject Space, dated as of June 1, 1999, (the "Lease") that will expire on May 31, 2004. The lessor of the Subject Space is Marshall & Sterling Realty, Inc. (the "Lessor").

            If the Lessor, without requiring any payments or other consideration from the Company because of the sublease, consents in writing to the Company subleasing the Subject Space to you as provided for in this paragraph 14, and if such a sublease to you will not prevent or limit the Company's ability to use, sublease or terminate its lease(s) for the other spaces (Suite B on the first floor and Suite C on the second floor) that it leases at 110 Main Street, Poughkeepsie, NY, the Company hereby agrees that it, and you hereby agree that you, will promptly enter into a Sublease Agreement (i.e., on or before July 1, 2002) for the remainder of the term of the Company's Lease for the Subject Space.

            Such Sublease Agreement shall provide that the rent that you will pay to the Company for the Subject Space shall be a total amount of $10.00 for the remaining months in 2002, $10.00 for calendar year 2003 and $10.00 for the portion of calendar year 2004 that is covered by the Sublease Agreement.

            Such Sublease Agreement also shall contain such terms and provisions as are customarily contained in a sublease agreement for office space, including but not limited to (i) a provision confirming that such sublease is subject to all of the terms of the

Mr. Allan R. Page                      8                            May 10, 2002

Lease except for the minimum rent provision in Section 2 of the Rider to the Lease and the renewal options contained in Section 3 of the Rider to the Lease, and (ii) indemnity and liability insurance provisions for the benefit of the Company equivalent to those contained in the first paragraph of Section 9 of the Rider to the Lease and in Section 12 of the Rider to the Lease. Such liability insurance as provided by you shall name the Company and Lessor as additional named insureds. Such Sublease Agreement shall also prohibit any assignment or further subletting of the Subject Space by you without the Company's prior written consent which may be granted or denied in the Company's sole discretion.

            You also have informed the Company of your desire to have the ability to continue your occupancy of the Subject Space beyond May 31, 2004. If the Lessor consents in writing to you having such an ability, and if the Lessor does not require any payments or other consideration from the Company because of the consent, and if the consent will not prevent or limit the Company's ability to use, sublease or terminate its lease(s) for the other spaces (Suite B on the first floor and Suite C on the second floor) that it leases at 110 Main Street, Poughkeepsie, NY, the Company hereby agrees that it will waive and relinquish its right to exercise any renewal option with respect to the Subject Space (but not as to any other premises covered by the Lease) so as to allow you to have the right to reach agreement with the Lessor for your continued use and occupancy of the Subject Space from and after May 31, 2004. The Company agrees that, after the eighth day following your execution of this Agreement, it will waive and relinquish such right in writing promptly after receiving a copy of the Lessor's written consent providing you with the right to reach agreement with the Lessor to continue your occupancy of the Subject Space from and after May 31, 2004. The Company further agrees to deliver such written waiver to the Lessor so as to allow you to seek to formalize your continued occupancy with the Lessor. You acknowledge and agree that the Company shall have no obligation to exercise any renewal option contained in the Lease.

            The Company agrees to sell and convey to you, effective as of the date the Sublease Agreement is executed, any and all of its furniture and business equipment contained in the Subject Space for $10.00. The Company shall deliver to you a bill of sale for such furniture and equipment which will confirm that such furniture and equipment are being transferred and conveyed to you in its "as is," "where is," "with all faults" condition and with no representations or warranties as to title or condition.

            The Company agrees that it will continue to pay to the Landlord the full costs of the Lease for the Subject Space until the Lease expires on May 31, 2004.

      15. You represent that you have returned to the Company, or will promptly return to the Company all property belonging to the Company, including, but not limited to, any and all credit cards, supplies, cell phones, computers, automobiles, audio tapes, computer diskettes, equipment, identification cards, keys, property, letters, files, documents or other items in your possession, custody or control, if any, which were

Mr. Allan R. Page                      9                            May 10, 2002

issued, provided and/or entrusted to you or prepared or created by you during the course of your employment with the Company.

      16. You acknowledge and confirm that the Company has encouraged you to consult a lawyer and that you have had the opportunity to consider this Agreement for a period of up to 21 days. You also acknowledge and confirm that you have been represented by Henry Morgenbesser, Esq., of the law firm of Allen & Overy, 1221 Avenue of the Americas, New York, New York 10020, in connection with the negotiation and execution of this Agreement and that you are executing this Agreement after having fully and carefully reviewed all of its terms and provisions with Mr. Morgenbesser, including specifically the General Release and Waiver provisions contained in paragraph 5 of this Agreement.

      17. You acknowledge and agree that (i) you have the right to revoke this Agreement by notifying Joseph J. DeVirgilio, Jr., in writing of your revocation within seven days following the date on which you have executed this Agreement, and (ii) you understand that this Agreement shall not become effective or enforceable until this seven day revocation period has expired.

      18. You further acknowledge and agree that you are entering into this Agreement, freely, knowingly, and voluntarily, with a full understanding of its terms.

      19. This Agreement may not be changed or altered, except by a writing signed by you and the Company. This Agreement supersedes all prior agreements and understandings between you and the Company.

      20. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of CH Energy Group, Inc. to assume expressly in writing and agree to perform this Agreement in the same manner and to the same extent that CH Energy Group, Inc. would be required to perform it if no succession had taken place.

      21. This Agreement is entered into in the State of New York and the laws of the State of New York, without regard to its conflict of law rules, shall apply to any dispute concerning it.

      22. Whenever possible, each clause and provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any clause or provision is held to be prohibited by or invalid under applicable law, such clause or provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such clause or such provision or the remaining clauses and provisions of this Agreement.

Mr. Allan R. Page                      10                           May 10, 2002

      23. You agree and acknowledge that after this Agreement becomes effective, the Company will issue written announcements to the employees of the Company and to the press substantially in the form of the document entitled "Content for Use in Press Announcements of Mr. Page's Retirement" and attached hereto as Exhibit
A. Except as required by law in the written opinion of the Company's legal counsel or as required by a court of competent jurisdiction, the Company agrees that it will not issue announcements about your retirement to the employees of the Company or to the press that differ in a material respect from the content set forth in Exhibit A without your prior written approval, which approval you agree will not be unreasonably withheld or delayed. You agree and acknowledge that the Company may file a Current Report on Form 8-K with the Securities and Exchange Commission attaching a copy of the press release issued by the Company concerning your retirement and including such other information as the Company deems appropriate.

      24. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Executed counterparts may be delivered by the Company to you and by you to the Company via facsimile, via U.S. Mail or via "by hand" delivery.


                                             Very truly yours,


                                             ---------------------  ------------
                                             Steven V. Lant                 Date


AGREED AND ACCEPTED:

--------------------   ---------
Allan R. Page          Date

On this ____ day of ______, 2002, before me personally came Allan R. Page to me known and known to me to be the individual described in, and who executed the foregoing Agreement, and duly acknowledged to me that he executed the same.


------------------------------
Notary Public

Mr. Allan R. Page                      11                           May 10, 2002

                                    EXHIBIT A

         Content for Use in Press Announcements of Mr. Page's Retirement

Allan R. Page, President of Central Hudson Energy Services, will retire on August 1, 2002 after 32 years with CH Energy Group and its principal affiliates, Central Hudson Gas & Electric Corporation and Central Hudson Energy Services.

Paul J. Ganci, Chairman of the Board and Chief Executive Officer, praised Page for his significant contributions to CH Energy Group.

"Allan has been an essential and valuable force in the implementation of our strategy to become a regional energy delivery and services company in the Northeast. Under his leadership as president of CHES, our unregulated business subsidiaries grew to serve more than 75,000 customers in 11 states," he said. "CH Energy Group's succession plan will provide a smooth transition of leadership and I want to thank Allan for his efforts in developing a solid management team at CHES."

Page joined Central Hudson in July 1970, after receiving bachelor degrees in Civil Engineering and Physics from Union College. He also holds a bachelor degree in Electrical Engineering and a master's degree in Industrial Administration, also from Union. He is a licensed professional engineer in the state of New York.

Page plans to maintain his residence in the City of Poughkeepsie and to continue active involvement in the local business and volunteer communities.

"Everyone at CH Energy Group extends best wishes to Allan in the years ahead, as he fulfills his professional and personal goals," Ganci said.